 Exhibit 99.1

TXI INCREASES FOURTH QUARTER EXPECTATIONS

          Dallas, Texas – May 11, 2004 Texas Industries, Inc. (NYSE – TXI) today increased earnings expectations for the fourth quarter ending May 31, 2004, primarily due to improving results for steel operations.

          “Returns in steel are quickly approaching more acceptable levels,” stated Robert D. Rogers, Chief Executive Officer. “In late March, we indicated that fourth quarter steel operating profit could more than double the $12 million earned in the third quarter. Today, with continued strong shipments and the sustained recovery of product margins, steel operating profit will exceed three times that of the third quarter. Fourth quarter cement, aggregate and concrete earnings should also top expectations communicated in late March, which called for operating results in the neighborhood of $24 million.”

          “Given the suddenness and magnitude of the improvement in steel, we wanted to revise our outlook now rather than wait until our regularly scheduled year-end earnings announcement in mid-July,” continued Rogers.

          Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations which are more fully described in the Company’s Annual Report on SEC Form 10-K.

          TXI is a leading supplier of building materials, primarily cement and structural steel. Cement operations serve Texas and California, the two largest cement markets in the nation. Structural steel products are distributed throughout North America.

          TXI is a publicly-traded company on the NYSE under the symbol TXI.

SOURCE Texas Industries, Inc.
-0- 05/11/2004

     /CONTACT: Kenneth R. Allen, Vice President and Treasurer, Texas Industries, Inc., +1-972-647-6730, or fax, +1-972-647-3964, or investor@txi.com /
    /First Call Analyst: /
    /FCMN Contact: thernandez@txi.com /
     /Web site: http://www.txi.com / (TXI)

CO: Texas Industries, Inc.
ST: Texas
IN: CST
SU: ERP